Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, P.C.]

September 11, 2018

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Infinera Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on September 5, 2018 of a registration statement on Form .S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities (the “Debt Securities”), with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act. The Debt Securities are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and the supplements to the Prospectus.

Pursuant to the Registration Statement, the Company has issued $402,500,000 aggregate principal amount of Convertible Senior Notes due 2024 (the “Notes”), all of which have been sold to Morgan Stanley & Co. LLC (the “Underwriter”), pursuant to that certain Underwriting Agreement, dated as of September 6, 2018, between the Company and the Underwriter (the “Underwriting Agreement”).

The Notes have been issued in the form set forth in the Indenture, dated as of September 11, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and the First Supplemental Indenture dated as of September 11, 2018 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Notes are also initially convertible into up to 52,995,391 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (such number of shares of Common Stock issuable upon conversion of the Notes referred to herein as, the “Conversion Shares”).

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated September 5, 2018, together with the documents incorporated by reference therein, filed with the Registration Statement relating to the offering of the Notes (the “Base Prospectus”); the preliminary prospectus supplement, dated September 5, 2018, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the free writing prospectus, dated September 6, 2018, in the form filed with the Commission pursuant to Rule 433 of the Securities Act; the final prospectus supplement, dated September 6, 2018 in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and

Infinera Corporation

September 11, 2018

the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties; common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

Based on such examination, we are of the opinion that:

1. The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

2. When the applicable conversion right has been duly exercised in accordance with the terms of the Notes and the Indenture, and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

Infinera Corporation

September 11, 2018

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation